Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Faraday Future Intelligent Electric Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. The name of the Corporation is Faraday Future Intelligent Electric Inc. (originally incorporated as Property Solutions Acquisition Corp.).

2. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on February 11, 2020.

3. The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on July 21, 2020 (the “Amended and Restated Certificate”).

4. The Corporation further amended and restated the Amended and Restated Certificate, which was filed with the Secretary of State of the State of Delaware on July 21, 2021 (the “Second Amended and Restated Certificate”).

5. The Corporation has four times amended the Second Amended and Restated Certificate, (i) which certificate of amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on November 22, 2022, (ii) which second certificate of amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on March 1, 2023, (iii) which Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on June 16, 2023, and (iv) which Certificate of Elimination of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on August 24, 2023.

6. The Corporation further amended and restated the Second Amended and Restated Certificate, which was filed with the Secretary of State of the State of Delaware on August 24, 2023 (the “Third Amended and Restated Certificate”).

7. The Corporation has two times amended the Third Amended and Restated Certificate, (i) which Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on December 21, 2023 and (ii) which Certificate of Elimination of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on February 5, 2024.

8. The first two paragraphs of Section 4.1 of the Third Amended and Restated Certificate of Incorporation are hereby amended and restated to read in their entirety as follows:

“Section 4.1 The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,399,937,500, consisting of two classes of stock: (i) 1,389,937,500 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 1,330,875,000 shares of Class A common stock (the “Class A Common Stock”) and (ii) 59,062,500 shares of Class B common stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock”.”

9. This Amendment to the Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Faraday Future Intelligent Electric Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 5th day of February, 2024.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Matthias Aydt
Name:	Matthias Aydt
Title:	Global Chief Executive Officer